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                                                                     EXHIBIT 3.1

                           AMERICAN REALTY TRUST, INC.

                              ARTICLES OF AMENDMENT

                   INCREASING THE NUMBER OF AUTHORIZED SHARES
                           OF SERIES G PREFERRED STOCK

     American Realty Trust, Inc., desiring to amend its Articles of Incorporation, as heretofore amended, as more particularly described hereinafter, hereby certifies as follows:

     1. The name of the Corporation (the "Corporation") whose Articles of Incorporation, as heretofore amended (the "Articles of Incorporation") are being amended hereby is

                           American Realty Trust, Inc.

     2. Set forth immediately below is the text of the amendment (the "Amendment") to the Articles of Incorporation being made hereby.

     Section 1 of the Designation (the "Designation") of the authorized number, preferences, limitations and relative rights of the Corporation's Series G Cumulative Convertible Preferred Stock is hereby amended to read as follows.

                     Section 1. Designation and Amount. The shares of such series shall be designated as "Series G Cumulative Convertible Preferred Stock" (the "Series G Preferred Stock") and each share of the Series G Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 6 below. The number of shares constituting the Series G Preferred Stock shall be 12,000. Such number of shares may be increased or decreased by the Board of Directors by filing articles of amendment as provided in the Georgia Business Corporation Code; provided, that no decrease shall reduce the number of shares of Series G Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of the outstanding options, rights or warrants.

     Except as hereby amended, the Designation remains and shall remain in full force and effect.

Except as hereby amended, the Articles of Incorporation remain and shall remain in full force and effect.

     3. The Amendment was adopted by the Corporation's Board of Directors by unanimous written consent dated May 4, 1998 and signed by the last signing director on May 4, 1998. The Amendment was adopted by the Corporation's Board of Directors without shareholder action. Shareholder action was not required to adopt the Amendment.

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     Dated this 4th day of May, 1998.





                                   American Realty Trust, Inc.




                                   By:       /s/ Robert A. Waldman
                                      ------------------------------------------
                                      Robert A. Waldman, Secretary




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